Exhibit 99


FOR IMMEDIATE RELEASE                       Contact:    Michael B. Perrine
---------------------                                   Chief Financial Officer
                                                        (512) 347-8787 Ext 119


TRAVIS BOATS REPORTS SECOND QUARTER FISCAL 2004 RESULTS AND UPDATE ON KEY INITIATIVES


AUSTIN, TEXAS (April 29, 2004) - Travis Boats & Motors, Inc. (Nasdaq/TRVS) today reported the results of operations for its second quarter of fiscal 2004 and the six month period ended March 31, 2004 and provided an update on several key operating initiatives.

Results of Operations
---------------------

The Company reported net sales of $32.1 million for the three months ended March 31, 2004 versus net sales of $38.1 million for the same quarter of the prior fiscal year. The Company had 30 and 34 stores in operation on March 31, 2004 and 2003, respectively.

Generally our practice is (and will continue to be) to report only quarterly sales data. Due to significant new brand transitions including off-shore fishing boats and the elimination of yacht sales, we have separately disclosed March sales in this release. Comparable store sales for the month of March 2004 increased by 11% compared to March of 2003. Notwithstanding March results, we continue to feel the impact of this significant transition and the impact to net sales for the three month period ended March 31, 2004 from yachts and off-shore fishing boats was a decrease of approximately $3.7 million versus the same quarter of the prior fiscal year. This lead to offsetting declines in comparable stores sales for January and February and resulted in a decline of 11% in comparable store sales for the three months ended March 31, 2004. For comparative purposes, if adjustment is made for yacht sales and the major new brand transition in off-shore fishing boats, comparable store sales were flat for the three months ended March 31, 2004.

For the quarter ended March 31, 2004, the Company reported that its operating loss was reduced 45% to approximately $833,000 from $1.5 million in the same quarter of the prior year. For the quarter ended March 31, 2004, the Company reported a net loss of $2.2 million ($.51 per basic and diluted share) versus a net loss of $1.8 million ($.43 per basic and diluted share) for the same quarter of the prior year. The increase to the net loss was the result of the Company not recording an income tax benefit in the current quarter pursuant to Statement of Financial Accounting Standards ("SFAS") No. 109 and from its recognition of a non-cash sale/leaseback impairment expense pursuant to SFAS No. 98.

The Company has completed several sale/leaseback transactions since September of 2003 that have collectively resulted in a financial statement gain and also provided cash proceeds of approximately $1.5 million, net of debt repayments. Although the Company has a collective gain on these transactions, the accounting guidelines require separate disclosure of a recent transaction that requires us to treat the asset impairment as a loss pursuant to SFAS 98. Therefore, the non-cash, impairment expense reflected for the quarter ended March 31, 2004 was recorded to reduce the asset basis of the property sold and to eliminate related capitalized costs pursuant to the SFAS guidelines.

For the six months ended March 31, 2004, the Company reported that its operating loss was reduced 31% to approximately $4.2 million from $6.1 million in the same period of the prior year. For the six months ended March 31, 2004, the Company reported a net loss of $6.3 million ($1.46 per basic and diluted share) versus a net loss of $5.5 million ($1.28 per basic and diluted share) for the same period of the prior year. The increase to the net loss was the result of the Company not recording an income tax benefit in the current period pursuant to Statement of Financial Accounting Standards ("SFAS") No. 109 and from its recognition of a non-cash sale/leaseback impairment expense pursuant to SFAS No. 98 as discussed above.

Mark Walton, President of Travis Boats, said, "Our product transition has been significant and will continue to benefit our customers and our Company. Although we still have a few product soft spots, I believe we have the targeted product assortment, vendor support and operating strategy to execute this plan and continue to gain momentum."

Richard Birnbaum, Chairman of Travis Boats said, "Our ongoing expense reductions and improved margins have enabled us to reduce our operating loss by 45% in the second quarter. However, I am disappointed that we have not yet hit consistent sales traction in all stores. We continue to focus on our marketing, in-store experience and supply chain initiatives as a means to improve sales. Although we continue to feel some pain because of the product transition, our supply chain initiatives have significantly improved our ordering process, overall inventory management and in-stock levels compared to last year. Thanks to our team's hard work, several stores are beginning to show meaningful sales increases. Our challenge is to syndicate these "best practices" chain wide in conjunction with our other operating enhancements."

Key Initiatives - Travis Boats & Motors, Inc. also has provided an update and status on various key initiatives.

     Income Taxes - Although the Company's current net loss still increases its possible net operating loss carryforward, or offset, to future federal income taxes that it incurs in eligible future years the Company has elected not to record any reduction to net loss for taxes based upon SFAS No. 109. The unrecorded tax benefit would be approximately $745,000 and $2.1 million based upon the net losses for the quarter and six months ended March 31, 2004, respectively.

     Real Estate Strategy - As previously discussed, the Company has announced its strategy of selectively marketing certain of its owned store locations in sale/leaseback transactions. Since September 2003, the Company has completed four sale/leaseback transactions with collective sales prices of approximately $6.4 million. As of this date, the Company has three additional properties under pending sale/leaseback contracts with collective sales prices of approximately $5.5 million. If these transactions are completed as scheduled, which cannot be guaranteed, the Company will receive approximately $2.8 million in cash proceeds after debt repayment, but prior to transactional expenses.

Several other properties are also currently being marketed for sale/leasebacks. If the other properties attain similar terms to the two leasebacks recently completed, the Company would generate significant additional cash proceeds, after debt repayment.

     Independent Auditors - On March 31, 2004, the Audit Committee of the board of directors of Travis Boats & Motors, Inc. (the "Company") approved the engagement of McGladrey & Pullen, LLP ("McGladrey") as the Company's independent auditors for the fiscal year ending September 30, 2004. The Audit Committee considered a number of independent accounting firms in its review process, and after consideration of numerous factors, determined that McGladrey was best-suited to meet the Company's current auditing needs.

The Company will host a Conference Call at 9:00 am Central Standard Time on Thursday, April 29, 2004 to discuss its Results of Operations and the status of Key Initiatives. The call in number is (706) 679-8152 and the code for entry is 21194024. A replay of the conference call will be available through midnight on Saturday, May 1, 2004. The replay is accessible by calling (402) 977-9140 and the required reservation code is #21194024.

Travis Boats & Motors, Inc., is a leading multi-state superstore retailer of recreational boats, motors, trailers and related marine accessories in the southern United States. The Company operates 30 store locations in Texas, Arkansas, Oklahoma, Louisiana, Alabama, Tennessee, Mississippi, Georgia and Florida under the name Travis Boating Center. The Company's website is www.travisboatingcenter.com.

Travis Boats & Motors, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except share data and store count)                             Three Months ended              Six Months ended
                                                                                  March 31,                      March 31,
                                                                            2004            2003           2004          2003
                                                                         ----------      ----------     ----------    -----------
Net sales............................................................    $   32,131      $   38,132     $   45,407    $    56,019
Cost of goods sold...................................................        25,486          30,543         36,111         44,913

Gross profit.........................................................         6,645           7,589          9,296         11,106

Selling, general and administrative..................................         6,946           8,497         12,404         15,978
Depreciation and amortization........................................           532             608          1,069          1,265
                                                                         ----------      ----------     ----------    -----------
                                                                              7,478          17,243         13,473         17,567

Operating loss.......................................................          (833)         (1,516)        (4,177)        (6,137)
Interest expense.....................................................          (716)           (931)        (1,394)        (1,743)
Other income ........................................................            38              22             78             43
Impairment on sale/leaseback of real estate .........................          (543)             --           (543)            --

Loss before income taxes ............................................        (2,054)         (2,425)        (6,036)        (7,837)
Income tax benefit ..................................................            --             704             --          2,533
                                                                         ----------      ----------     ----------    -----------
Net loss ............................................................        (2,054)         (1,721)        (6,036)        (5,304)
Preferred stock dividends ...........................................           120             120            240            240
                                                                         ----------      ----------     ----------    -----------
Net loss attributable to common shareholders ........................    $   (2,174)     $   (1,841)    $   (6,276)   $    (5,544)
                                                                         ==========      ==========     ==========    ===========

Loss per share:
   Basic and diluted loss per share before preferred stock
        dividends ...................................................         (0.48)          (0.40)         (1.40)         (1.22)
   Preferred stock dividends ........................................         (0.03)          (0.03)         (0.06)         (0.06)
                                                                         ----------      ----------     ----------    -----------
Basic and diluted loss per share ....................................    $    (0.51)     $    (0.43)    $    (1.46)   $     (1.28)
                                                                         ==========      ==========     ==========    ===========

Weighted average Basic
      and Dilutive common shares outstanding ........................     4,299,727       4,329,727      4,299,727      4,329,727

Supplemental Data - Unaudited
Cash ................................................................    $    3,144      $    2,647
Inventory (net) .....................................................    $   43,326      $   61,611
Revolving/Inventory debt ............................................    $   44,585      $   59,839
Stores open at end of period.........................................            30              34



Cautionary Statement for purposes of the Safe Harbor Provisions of the 1995 Private Securities Litigation Reform Act. The statements in this document or in documents incorporated by reference herein that are not historical facts are forward-looking statements as that term is defined in Section 21E of the Exchange Act that involve a number of risks or uncertainties. The actual results of the future events could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: the impact of seasonality and weather, general economic conditions and the level of discretionary consumer spending, and the Company's execution of its business plans to stop operating losses. These and numerous other risk factors were identified in the Report on Form 10-K/A filed for fiscal year 2003 and other documents filed of record.